Philip G. Nappo III
                                                    25 Broad Street - Suite 7T
                                                              New York, NY 10004
                                                                 212-943-1921x41
February 12, 1999

Brian Doyle, CEO
John Loeffler, Chairman and President
Richard Flynn, COO
Paradise Music & Entertainment, Inc.
53 West 23rd Street - 11th Floor
New York, NY 10010

Gentlemen:

This letter will memorialize our agreement with respect to my ongoing work for Paradise Music & Entertainment, Inc. (the "Company") as its interim Chief Financial Officer ("CFO").

1. The appointment will be effective upon the execution of a counterpart of this letter (the "Effective Date").

2. The term of this interim appointment (the "Term") will be from the Effective Date through the sooner of (i) the date on which we enter into a mutually acceptable formal agreement to extend the scope of my work for the Company, whether as CFO or otherwise, or (ii) the date on which the Company's 10-Q for the period ending December 31, 1998 is filed with the SEC.

3. My compensation for rendering services to the Company for the Term shall be as follows:

      (a) $5,166.67 on January 30, and $5,166.67 on February 15, 1999.

      (b) In the event that we have not, for any reason, entered into a mutually acceptable consulting agreement on or before the date on which the Company's 10-Q for the period ending December 31, 1998 is filed with the SEC, then you agree to pay me a one-time severance payment in the amount of $31,250.00 (i.e., 3 months severance at the rate of $125,000 per annum) and we agree to exchange mutual releases on the date such severance is paid. We agree to work in good faith to negotiate a mutually acceptable going-forward consulting arrangement.

      (c) The Company also agrees to pay all of my ordinary and reasonable out-of-pocket expenses in furtherance of my performance of services hereunder, as and when the same are presented with reasonably sufficient detail and supporting documentation as may be required by the CEO from time to timer.

5. In rendering services to the Company, the Company agrees to indemnify and hold me harmless in the performance of such duties to the same extent as it has indemnified each of the Company's Executive Vice Presidents or other corporate officers. The Company shall also take all steps reasonably necessary and appropriate, if any, to cover such services under the Company's existing insurance policies, and to keep the same in effect throughout the Term.

6. Other than as set forth above, I shall be entitled to no other benefits or perquisites, and I shall provide my own office furniture and computer or other equipment required for me to render the services required; provided, however, that the Company agrees to pay for the cost of moving such furniture and equipment to and from the Company's premises and to insure the same while they are located at the Company's premises.

Paradise Music & Entertainment, Inc.
February 12, 1999
Page 2 of 2


If the above accurately reflects our understanding, please execute a counterpart of this letter in the space provided below.

Very truly yours,


/s/ Philip G. Nappo
----------------------------
Philip G. Nappo III


AGREED TO AND ACCEPTED BY:

PARADISE MUSIC & ENTERTAINMENT, INC.


By: /s/ John Loeffler
   ---------------------------------
        John Loeffler,
        Chairman and President


By: /s/ Brian Doyle
------------------------------------
        Brian Doyle,
        Director and CEO


    /s/ Richard Flynn
------------------------------------
        Richard Flynn,
        Director and COO